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                                                                    EXHIBIT 16.1

February 24, 2000



Securities and Exchange Commission
Washington, D.C.  20549



Ladies and Gentlemen:


We were previously principal accountants for Illini Corporation and, under the date of February 26, 1999, except for Note 13 for which the date is March 2, 1999, we reported on the consolidated financial statements of Illini Corporation and subsidiaries as of and for the years ended December 31, 1998 and 1997. On February 21, 2000, we were notified that Illini Corporation engaged Olive LLP as its principal accountant for the year ending December 31, 2000 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Illini Corporation's consolidated financial statements as of and for the year ended December 31, 1999 and the issuance of our report thereon.

We have read Illini Corporation's statements included under Item 4 of its Form 8-K dated February 24, 2000 and we agree with such statements, except that we are not in a position to agree or disagree with Illini Corporation's statement that Olive LLP was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Illini Corporation's financial statements.

Very truly yours,


/s/KPMG LLP









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